Exhibit 99.2

Transcript of

American Vanguard Corporation

Third Quarter 2024 Earnings Conference Call

November 11, 2024

Participants

Anthony Young - Director, Investor Relations, American Vanguard Corporation

Timothy Donnelly - Acting Chief Executive Officer, American Vanguard Corporation

David Johnson - Vice President, Chief Financial Officer & Treasurer, American Vanguard Corporation

Mark Bassett - Board Member, American Vanguard Corporation

Mason Bennett - Vice President, North American Crop, American Vanguard Corp.

Analysts

Ben Klieve - Lake Street Capital Markets

Presentation

Anthony Young - Director, Investor Relations, American Vanguard Corporation

Thank you, Alicia. Good afternoon and welcome to American Vanguard’s Third Quarter 2024 Earnings Call. Our prepared remarks will be led by Tim Donnelly, Acting Chief Executive Officer; David Johnson, Chief Financial Officer; and Mark Bassett, Board Member and Architect of our Business Transformation Strategy. Mason Bennett, Vice President of North American Crop is also in attendance and available to answer agricultural economy-related questions.

We have prepared presentation slides which we will reference during the call. These slides are posted on the Investor Relations section of the American Vanguard website.

Let’s begin this call with our forward looking cautionary reminder. During this call, we may discuss forward-looking information. All forward-looking statements are estimates by the company’s management and are subject to various risks and uncertainties that may cause actual results to differ. Such factors include weather conditions, changes in regulatory policy, and other risks as detailed in the company’s SEC reports and filings. All forward-looking statements represent the company’s judgment, as of the date of this release, and such information will not necessarily be updated by the company.

It’s now my pleasure to turn the call over to acting CEO, Timothy Donnelly.

Timothy Donnelly - Acting Chief Executive Officer, American Vanguard Corporation

Thanks, Anthony. Hello, everyone and welcome. Today we want to cover three things: first, our full year 2024 adjusted EBITDA target, which remains unchanged; second, our Q3 financial performance which while below our expectations, should be trending upward in light of improving market conditions; and third, our business transformation, which we expect to generate an even higher benefit than we had previously targeted.

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Before we delve into our substantive comments and in light of the recent election, we would like to thank EPA Administrator, Michael Regan, and his team with whom we have worked closely over the past four years. We look forward to working with President Elect Trump’s transition team and the newly appointed Administrator when they are approved by the US senate. While the EPA is our primary regulator, we also view the Agency as a trusted partner. American Vanguard has worked well with the EPA through numerous administrations and we look forward to continuing this relationship.

Now, turning to our financial results and our business outlook, I’d like to start by stating that we are reiterating our 2024 adjusted EBITDA target of $40 million to $50 million and our sales target of $565 million to 580 million, excluding product recall charges. We remain focused on transforming our company into an efficient, reliable and profitable supplier to the ag industry. Our mission, as always, begins with putting our customers first and focusing every day on how best to serve them. The important initiatives we are driving across this company start with the customer at the center of each effort and are designed to improve our internal capabilities, raise productivity and efficiency, and drive higher returns across our business, all of which will position this company for future growth. Mark Bassett will provide further details on our business transformation later in the call.

Let’s take a moment to discuss the broader farm economy. The downturn in the agricultural economy over the past 18 months was driven by weaker commodity prices and the reverberations that this caused in commercial behavior across the ag sector. More recently we have begun to see greater market normalization with some emerging pockets of strength or green shoots beginning to emerge. This gives us a sense of optimism for the future. While the industry seems to have moved past the deep destocking phase which impacted the previous 12 months to 18 months, some distribution partners continue to be conservative in accumulating inventory, preferring to make purchases closer to the planting time. We expect this cautious attitude to be in place as we move into 2025. Additionally, pressure from generics, particularly in connection with our cotton defoliant and within our LATAM and Brazil markets, continues to exert downward pressure on the market.

The industry will also need to work through existing channel inventories of agricultural commodities. This effort will be aided, however, by a strong harvest season. Despite an uneven market overall, the fourth quarter is typically a seasonally strong period for American Vanguard and the broader crop protection industry, which we expect to be the case again this year. Our products that are used earlier in the planting season typically see a heightened level of demand during this period as these buying patterns are less sensitive to cyclical or even commodity price driven factors, but are instead driven by the seasonal crop cycle each year of planting and harvesting periods. Products such as our granular soil insecticides, index insecticide, and impact herbicide should benefit from this normal non-cyclical behavior in the fourth quarter.

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Turning to a top level view of our financial performance, during the third quarter of 2024 the company generated adjusted EBITDA of $2 million compared to $11 million in the year ago period on sales of $130.7 million excluding non-recurring charges compared to $149.5 million in the year ago period. All of the year-over-year decline in sales can be attributed to AZTEC, a granular soil insecticide, and Folex, a cotton defoliant in the US. More specifically, over 90% of the year-over-year decline in total adjusted revenue was due to lower AZTEC sales as the year ago period saw atypical buying activity for this product in the quarter following a period of supply interruption. David will provide more detail on this comparison in a moment, but I think it’s worth noting that when looking at year-over-year revenue excluding AZTEC, revenue was essentially flat year-over-year.

Finally, I would like to address our CEO search. The Board of Directors has been actively interviewing candidates and is focused on getting a new CEO up and running to build on the momentum created by our interim office of the CEO.

And with that I will turn the call over to David.

David Johnson - Vice President, Chief Financial Officer & Treasurer, American Vanguard Corporation

Thanks Tim. Overall revenue for the quarter, adjusted for non-recurring charges associated with the company’s voluntary cancellation and recall of our Dacthal product line from all our global markets was 130.7 million, down 13% or 18.8 million versus the third quarter of 2023. Our US crop business faces the challenges Tim previously mentioned and sales in this area were down 30% or $20 million as compared to the third quarter of 2023. The drop in revenue was driven by significant declines in AZTEC and Folex sales. These declines were partially offset by increased revenues in fumigants, insecticides and herbicides.

In the second half of 2023, customers bought essentially 18 months worth of our AZTEC product to meet their customer needs as well as to rebuild safety stocks. This was driven by a previous extended supply shortage which started in the second half of 2022 and extended into the first half of 2023. As a result, we had very few sales of AZTEC in this quarter. We expect demand to return to a more normal pattern starting in 2025 and, as Tim indicated, adjusting for the unusual restocking activity in the third quarter of 2023 for our AZTEC product, revenue was basically flat year-over-year on a like-for-like basis. While we are not content or celebrating a flat year-over-year performance in sales, we are working aggressively across our commercial organization to drive growth. While the hurricane did affect Folex sales, the major impact was driven by a generic entrant that took both market share and depressed margins. We are working to retain volume and regain some of those lost earnings, as we move forward.

As we previously mentioned, our US non-crop business was an area of strength where sales were up 17% compared to last year. This growth was led by our OHP distribution business. OHP sales were up 45% as compared to this time last year and we are pleased with the increased margin share the business has achieved. The growth here was driven by a new distribution agreement allowing OHP to expand the portfolio of products offered to its key greenhouse and nursery markets, including some new biologicals that are gaining traction. As a result, we expect continued growth in OHP and our overall non-crop business as we look forward.

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Another bright spot in our quarterly and year-to-date performance from a revenue standpoint, sales from our GreenSolutions product portfolio including OHP increased by 18% during the third quarter and have grown 20% year-to-date. Growth in our GreenSolutions products spans through our crop, non-crop and international businesses and is experiencing pronounced strength in LATAM where growth is up 39% year-over-year. This portfolio of products is positioned to grow faster than the overall agricultural economy for many years to come and we look forward to continuing our investment in this growth opportunity.

Our international businesses saw sales decline by 3% excluding non-recurring charges compared to the prior year. Generic pressure has broadly had a negative impact and in addition the agave market in Mexico was down and finally there have been drought conditions in Australia. These factors have been partially offset by the strong business in Ecuador that we acquired late last year. This business benefited from a strong banana season and a broadening of the product portfolio.

Turning to margins, product mix was the reason our gross profit margin declined to 26%, excluding non-recurring items, as compared to 29% in the prior year. Significantly decreased AZTEC sales accounted for approximately two-thirds of the decline in gross profit margin. In addition, the team made the decision to accelerate sales of slower moving inventory. That decision, along with the generic impact on Folex accounted for the remaining one-third of the decline. Another area that management took action on was in cost control. Through these measures we were able on a like-for-like basis to reduce operating costs by $3.5 million as compared to the prior year.

Looking to our balance sheet, I am pleased to report that we decreased our long-term debt by $32.5 million as compared to the second quarter of 2024. As we highlighted in our last call, improving our liquidity is a key consideration in our business transformation and we are pleased with our improvement in this area. Inventory reduction also remains an area that we are focused on. We were able to decrease our inventory to 43% of sales as compared to 44% of sales this time last year. We expect our seasonally strong fourth quarter sales to have a meaningful impact on our effort to decrease our inventory towards our goal of 34% of net sales by the end of the year, which would be approximately $25 million improvement in comparison to last year end.

I would like to take a moment to address the one-time charges we have taken this quarter. First, we had a $16.2 million charge associated with the company’s current estimate of the costs to account for the voluntary recall and disposal of all Dacthal products. Additionally, we had a charge of approximately $8.1 million primarily associated with continued support from our consultants as we work on various aspects of our transformation efforts, including our digital and business transformation projects.

In closing, the task of transforming this business is ongoing and we are pleased with the progress that we have been able to make over the last three months. This is exhibited by our improved liquidity and our ability to maintain our adjusted EBITDA target of $40 million to $50 million in 2024. Finally, I would like to emphasize that we believe American Vanguard should be able to achieve a 15% adjusted EBITDA margin across the ag cycle when our business transformation is complete.

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With that, I will turn the call over to Mark.

Mark Bassett - Board Member, American Vanguard Corporation

Thanks, David. As we progress through this journey of transformation, we continue to uncover further opportunities to improve the potential earnings power and returns of this business. To that end, we are increasing the target goal for annual EBITDA benefit from our ongoing transformation efforts to $20 million from our previous estimate of $15 million we provided last quarter. While it will take time to achieve these savings, it is clear to me that we can meaningfully improve the earnings power of this company. As we continue on this journey, we expect to continue to uncover additional earnings opportunities.

I would like to take this opportunity to highlight an example of where we have taken additional costs out of the business. In the area of raw material and logistics procurement, we are signing agreements and have begun to see those benefits. We had previously estimated that the company should save $3 million annually. It now looks likely that savings could reach $6 million annually. In order to accomplish these savings, we worked with [Indiscernible] to upgrade and modernize our vendor management and bid process structure. With the implementation of this new process and the addition of key roles in the organization, which will be referenced later, we are in the position to continue to maintain and broaden savings in this area.

Both pricing and customer centric strategies in the international improvement initiatives are now entering the implementation phase and we will continue to update you on these programs. Our teams are very confident that this will yield, if not exceed, the benefits we have previously announced. At the core of these initiatives is the more strategic and efficient use of our commercial resources, but more importantly, the development of strategies by which we can create value for our customers, thereby helping us grow. These initiatives are not cost savings initiatives, these are growth initiatives.

Lastly, as mentioned last time, we’re putting in place a more streamlined customer-centric structure across the company which is organized around our global crop and global non-crop businesses. Reporting lines and responsibilities as well as flexibility and efficiency and decision making will be cleaner, clearer and strengthened as a result. Decision making will be pushed down across the organization, but accountability will be significantly tightened as well as incentivized. We believe this will allow us to have a more consistent and measurable strategy around the world, enabling us to more effectively deploy our resources to drive growth and improve profitability. This work is nearly complete and the organization will be rolled out early next year. We believe the EBITDA impact will be larger than we’ve previously announced, while also strengthening numerous functions by adding critical strategic roles which did not previously exist, as well as providing clearer accountability and driving decisions down the organization.

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I’m very proud of the progress that we have made as a team during a very tumultuous time in our company’s history. Our team is excited about the future of the company and are fully committed to transforming our company into an aligned, efficient, reliable and profitable supplier to the ag industry. By doing so, we believe we will be able to achieve a 15% adjusted EBITDA margin across the ag cycle and then begin our next transformation which is to drive profitable future growth.

In closing, we are pleased to be able to maintain our full year adjusted EBITDA and adjusted revenue guidance. We believe this is a testament to the hard work that our employees are performing. While the third quarter was a challenging market environment, we are beginning to see what we believe to be a cyclical recovery which should bode well for the future performance. Finally, our business transformation continues to progress and we look forward to turning American Vanguard into a customer focused company that can be consistently profitable and generate free cash flow through the cycle.

Let’s now open up the call for questions. Operator?

Operator

Thank you. At this time we will be conducting a question and answer session. [Operator Instructions]

Mark Bassett - Board Member, American Vanguard Corporation

Before we take the first question, I just want to acknowledge that today is Veterans Day and want to thank any veterans that we have on the phone. We appreciate your service or if you’ve had family members that are veterans, we appreciate their service as well. Pat, why don’t we go ahead and take the first question?

Operator

Absolutely. The first question comes from Ben Klieve with Lake Street Capital Markets. Ben, please proceed.

Q: All right, thanks for taking my questions. First one is around the full year guidance reiteration, especially on the EBITDA line for this year. In the context of the last couple quarters being unusually low, a $50 million top line — excuse me, $50 million top end of the EBITDA guide, would imply a record fourth quarter by a wide margin in recent history. Can you walk us through kind of what levers you think are out there such that a $50 million full year EBITDA number is a realistic number at this point?

Mark Bassett - Board Member, American Vanguard Corporation

Well, again, I would start with our guidance is 40 to 50. We believe we’re going to hit that guidance. I think, again, the fourth quarter is typically seasonally a stronger quarter. I think a number of things. I think, number one, we’re coming out of a deep destocking phase and we believe that the demand will improve, as we move going forward. And we believe we’ll begin to get some of the benefits of our transformation as well. And so those are, I think, the key fundamental drivers of that improvement. Mason, I don’t know, you’re in the trenches in North America, if you’ve got any additional thoughts on that.

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Mason Bennett - Vice President, North American Crop, American Vanguard Corp.

Yes, can you hear me okay, Ben?

Mark Bassett - Board Member, American Vanguard Corporation

Yes.

Mason Bennett - Vice President, North American Crop, American Vanguard Corp.

Yeah. Hey, so thank you for the question. As you heard from Mark here, he’s exactly right. Q4 is historically a strong quarter for American Vanguard and what you’ll see is, as we’ve gone through some of the destocking in the markets, at retail and really at the distribution level, what we see is our customers planning and prepping, getting ready for a strong crop year next year. A lot of our portfolio lends itself to the early seasonality of crop planting, so a lot of our strengths in, say, corn and cotton, peanuts, those crops lend itself to our portfolio. So we feel confident that our product fit will be strong. We’ve seen the destocking that we talked about and feel like we’re well positioned to take advantage of the market coming.

Q: Okay, very good. Thank you for that. Wondering about the pressure from generics, can you comment on the maybe the level of Folex specifically or maybe just more broadly, products that you have that are uniquely pressured by generics here today that are embedded within your kind of full year revenue expectations for this full year? Just curious how much of that pressure — kind of the degree to which your revenue base here has these kind of unique generic pressures.

Mark Bassett - Board Member, American Vanguard Corporation

Well, again, I’ll start at a high level. Mason, I’ll turn it over to you on Folex, which has probably been the biggest single impact we’ve had as a company. At a high level, we’ve been especially impacted internationally in the Brazil and LATAM regions, which is not atypical from all of our competitors. But as I said earlier, our biggest impact as a company has been on Folex. A generic player who’s kind of in and out of the market ever periodically has reentered this year and taken a chunk of the market in the short term. But Mason can provide you a lot more detail about that specific case.

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Mason Bennett - Vice President, North American Crop, American Vanguard Corp.

Yeah, Ben, so what I’ll just say about, really, it’s a cyclical nature of generics, right. So you see a pattern of growers and the farm economy being down, you tend to see maybe generics come into the market a little bit. And that’s one thing we saw specifically with the cotton product that came in this year really caught us off guard and we made some decisions not to challenge some places there just because the devaluation that they brought in and we were looking long term with Folex and our product that we plan to sell and support moving next year. So they tend to be a very unreliable supplier that came into the market and that’s really the only competitor we’ve seen in that space. Ben, just what I’ll comment, and from a US perspective, commercial strategy, our sales teams, we approach this that — yes, there’s going to be generics coming to the marketplace, but we pride ourselves in about three to four areas. It’s about offering service, support and then providing a superior formulation to what generics may come in. Just because it’s a product and an AI doesn’t mean it has the same level of superior formulation that the customer would experience. So those are the three areas. And then lastly it’s just retail support at the farm gate. So you know what, if there’s challenges or issues, people overlook this. If there’s issues with generics at the farm gate level, there’s no service or support. You pay for what you get when they walk away, and many times there’s no one there. So that’s where AMVAC, American Vanguard, we pride ourselves in servicing and supporting our growers and the retail with our quality products that we can provide in that space.

Q: Okay, very helpful. One more for me and I’ll get back in queue, and that’s regarding the fourth quarter outlook. I’m wondering, given what you flagged here and in the third quarter around the year-over-year, the difficult year-over-year comp from AZTEC, I’m wondering if you want to flag any year-over-year contributors like that that came in the fourth quarter of last year and also any expectations for additional costs associated with the Dacthal recall and disposal that you expect to have in the fourth quarter.

Mark Bassett - Board Member, American Vanguard Corporation

David, why don’t you cover the Dacthal one first, if you don’t mind?

David Johnson - Vice President, Chief Financial Officer & Treasurer, American Vanguard Corporation

Yeah, I mean, we looked as diligently as we can across the markets globally to identify all product and the $16 million that we’ve got — we’ve taken this year this quarter is the current best estimate we’ve got of that. So we think we’ve covered product out with growers, distribution, retail and our own inventory, but if something else new comes up, then we would take it at that time.

Mark Bassett - Board Member, American Vanguard Corporation

I mean, from a revenue perspective, we still may have a bit of overhang from the AZTEC inventory that was built last year, but it shouldn’t be nearly as substantial as what was the case in the third quarter or the first nine months of this year.

Q: Right, okay. Very good. All right, thanks for taking my questions. I’ll get back in queue.

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Operator

[Operator Instructions] Okay, it looks like we have no further questions in queue. I’d like to turn the floor back to management for any closing remarks.

Mark Bassett - Board Member, American Vanguard Corporation

Well, I just again, for those who have joined, we appreciate you taking your time this afternoon and your interest in the company. Again, in closing, I just want to recognize our employees once again. This is obviously a tough ag cycle right now, but later on that, I think the tremendous amount of change going on at American Vanguard today, from leadership changes to trying to drive a transformation, the management team having to make some tough decisions earlier this year. Changing an organization leaves a lot of uncertainty, I just want to applaud our team for staying dedicated and focused and the optimism they have for the future. Thank you very much for your support during these difficult times. With that, thank you everybody for joining.

Operator

This concludes today’s conference and you may disconnect your lines at this time. Thank you for your participation.

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